                                                                    EXHIBIT 10.3




                            CENTRUM INDUSTRIES, INC.


                                   $2,500,000

                           Debt and Equity Financing

                 ______________________________________________

                      Note And Warrant Purchase Agreement

                 ______________________________________________

                         Dated as of February 29, 1996

                       and Effective as of March 8, 1996

                               TABLE OF CONTENTS

I. THE NOTES AND THE WARRANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.1      Issuance and Sale of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2      Prepayment of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.3      The Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.4      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

II. CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 2.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 2.2      Performance; No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.3      Compliance Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.4      Certificate of Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.5      Tax Clearance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.6      Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.7      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.8      Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.9      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.10     Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.11     Sale of Other Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.12     Processing Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.13     Payment of Counsel Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.14     Changes in Corporate Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.15     Absence of Adverse Change or Litigation . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.16     Infusion of Equity; Bridge Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.17     Subordination of Certain Existing Debt  . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.18     Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

III.     REPRESENTATIONS AND WARRANTIES OF CENTRUM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 3.1      Organization, Standing, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 3.2      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 3.3      Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.4      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.5      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.6      Material Adverse Changes, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.7      Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 3.8      Existing Indebtedness, Liens, Investments and Transactions with Affiliates  . . . . .   7
                 3.9      Title and Condition of Properties; Liens  . . . . . . . . . . . . . . . . . . . . . .   7
                 3.10     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 3.11     Patents' Copyrights, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 3.12     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 3.13     Litigation; Observance of Agreements, Statutes and Orders, etc. . . . . . . . . . . .   9
                 3.14     Authorization and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.15     Compliance with Other Instruments, etc. . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.16     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                 3.17     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 3.18     Deferred Compensation Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 3.19     Governmental Consent, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 3.20     Offer of Notes and Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.21     Investment Company Act Status . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.22     Regulation U, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.23     Foreign Credit Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.24     Brokers, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.25     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

IV.      AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 4.1      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 4.2      Financial Statements and Information  . . . . . . . . . . . . . . . . . . . . . . . .   14
                 4.3      Material Events and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 4.4      Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 4.5      Books of Record and Account; Reserves . . . . . . . . . . . . . . . . . . . . . . . .   17
                 4.6      Payment of Taxes; Corporate Existence; Maintenance of
                          Properties; Compliance with Laws; Lines of Business;
                          Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 4.7      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 4.8      Payment of Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 4.9      Attendance at Directors' Meetings . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 4.10     "C" Corporation Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 4.12     Management Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 4.13     Management Succession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 4.14     Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 4.15     Environmental Compliance and Identification . . . . . . . . . . . . . . . . . . . . .   20
                 4.16     NASDAQ  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 4.17     Micafil and American Handling Disclosure  . . . . . . . . . . . . . . . . . . . . . .   21
                 4.18     McInnes Steel, et al. Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 4.19     Anti-Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

V.       FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 5.1      Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 5.2      Ratio of Total Liabilities to Net Worth . . . . . . . . . . . . . . . . . . . . . . .   26
                 5.3      Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

VI.      NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 6.1      Restriction on Dividends. Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 6.2      Limitation on Loans, Advances and Investments . . . . . . . . . . . . . . . . . . . .   27
                 6.3      Restrictions on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 6.4      Restriction on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 6.5      Restrictions on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 6.6      Limitation on Transactions with Affiliates and Others . . . . . . . . . . . . . . . .   31
                 6.7      Limitation on Acquisitions and Mergers  . . . . . . . . . . . . . . . . . . . . . . .   31
                 6.8      Lines of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

                 6.9      Incentive Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

VII.     DEFAULT; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                 7.1      Events of Default Defined; Acceleration of Maturity . . . . . . . . . . . . . . . . . 32
                 7.2      Suits for Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                 7.3      Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                 7.4      Remedies Not Waived . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                 7.5      Notice of Action by Noteholders or Claimed Defaults . . . . . . . . . . . . . . . . . 34

VIII.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                 8.1      Registration, Transfer and Exchange of Notes and Warrants . . . . . . . . . . . . . . 34
                 8.2      Replacement of Lost, Stolen, Destroyed or Mutilated Notes or Warrants . . . . . . . . 35
                 8.3      Amendment and Waiver; Offer to Purchase Notes . . . . . . . . . . . . . . . . . . . . 36
                 8.4      Method of Payment of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
                 8.5      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
                 8.6      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
                 8.7      Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
                 8.8      Survival of Agreements, Representations and Warranties, etc.. . . . . . . . . . . . . 38
                 8.9      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
                 8.10     Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
                 8.11     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
                 8.12     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
                 8.13     Waiver of Trial by Jury . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
                 8.14     Prejudgment Remedy Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
                 8.15     Limitation of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
                 8.16     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

                      NOTE AND WARRANT PURCHASE AGREEMENT



                                                   Dated as of February 29, 1996
                                                   Effective as of March 8, 1996

To each of the Investors named in
Exhibit A (the "Investors")

Ladies and Gentlemen:

         Centrum Industries, Inc., a Delaware corporation ("Centrum") and each of its direct Subsidiaries named in Exhibit A-1 (with Centrum, collectively the "Companies" and individually a "Company"), hereby agrees with you as follows:

I. THE NOTES AND THE WARRANTS

         1.1     Issuance and Sale of Notes.

                 (a) Centrum has authorized the issue and sale of its 11% Subordinated Convertible Notes due March 31, 2001 (together with any note issued in exchange therefor or replacement thereof, the "Notes"), in the aggregate principal amount of $2,500,000. The Notes are to be in such form and bear interest and be payable on such terms as are prescribed in Section 1.1(b) hereof. Simultaneously with the execution hereof, Centrum is issuing and selling to you Notes in the principal amount set forth opposite your name on Exhibit A annexed hereto. The purchase price of the Notes is the face amount thereof and, simultaneously herewith, each of you is paying the purchase price for the Note that you are purchasing by wire transfer of funds to an account of Centrum.

                 (b) The Notes will be in the form of Exhibit B annexed hereto. The Notes will bear interest from the date hereof at the rate of 11% per annum, payable monthly on the last day of each month, commencing on March 31, 1996 and at maturity. Upon the occurrence and during the continuation of a Default or Event of Default hereunder, interest shall accrue on the outstanding principal amount and all other indebtedness hereunder at the rate of 14% per annum. Further, in the event that Centrum for any reason (including the operation of the Subordination Agreement (as defined in Section 8.12 hereof)) fails to pay any regularly scheduled installment of interest within ten (10) days after the date it is due and payable, without in any way affecting any right of any holder of a Note to declare an Event of Default to have occurred, a late charge equal to five percent (5%) of the unpaid amount shall be assessed against Centrum for each month that said amount is late, and shall be immediately due and payable without demand or notice of any kind. The minimum late charge shall be $15.00.

                 (c) The Notes shall be convertible into common shares of Centrum in accordance with the terms set forth in the Notes and in the Warrants (hereinafter defined).

         1.2 Prepayment of Notes. The Notes may be prepaid in whole at any time, or in part from time to time, together with all accrued but unpaid interest as of the date of such prepayment, without premium or penalty, provided that the minimum aggregate amount of principal that may be repaid on any occasion is $100,000. Prepayments shall be applied first to interest accrued to the date of prepayment and then to principal payments due in inverse order of maturity. In the event of prepayment of less than the whole of all Notes, the amount of the prepayment shall be allocated to, and shall be paid on account of, each Note in the proportion which the original principal amount thereof bears to the original principal amount of all Notes.

         1.3     The Warrants.

                 (a) Simultaneously with the execution hereof, Centrum is issuing and delivering to you warrants in the form of Exhibit C attached hereto, exercisable at an exercise price of $2.00 per share, for an aggregate of 1,250,000 shares (subject to adjustment as more particularly described in such warrants) of the Common Stock (as defined in such warrants) of Centrum on a fully diluted basis (together with any warrants issued pursuant to Section
4.19 hereof, the "Warrants"). The aggregate purchase price of the Warrants is $25.00 and, simultaneously herewith, each of you is paying the purchase price for the Warrants that you are purchasing by wire transfer of funds. Such Warrants are exercisable not later than March 8, 2004.

                 (b) Centrum and the Investors, having adverse interests and as a result of arm's length bargaining, agree that (i) none of the Investors nor any of their affiliates has rendered or has agreed to render any services to Centrum in connection with this Agreement or the issuance of the Notes and Warrants; (ii) the Warrants are not being issued as compensation; and
(iii) the aggregate fair market value of the Warrants is $25.00. Centrum and the Investors recognize that this Agreement determines the original issue discount to be taken into account with respect to the Notes and they agree to adhere to this Agreement for such purposes.

                 (c) Simultaneously with the execution hereof, Centrum is entering into a Put Agreement with you providing the terms and conditions upon which you shall have the right to require Centrum to purchase the Warrants and the Securities.

         1.4 Definitions. Certain capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in Section 8.12 hereof.

II.      CONDITIONS TO CLOSING

         Your obligation to purchase and pay for the Notes and the Warrants to be sold to you at the closing of the transactions described in the Agreement (the "Closing") is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

         2.1 Representations and Warranties. The representations and warranties of Centrum in this Agreement shall be correct when made and at the time of the Closing.

         2.2 Performance; No Default. Each Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes and the Warrants (and the application of the proceeds thereof as contemplated by Schedule 4.1) no Default or Event of Default shall have occurred and be continuing.

         2.3     Compliance Certificates.

                 (a) Officer's Certificate. Each Company shall have delivered to you a Certificate, executed by the President of such Company and dated the date of the Closing, certifying that (i) the conditions specified in Sections 2.1 and 2.2 have been fulfilled and (ii) such Company is not in default and no waiver of default is currently in effect with respect to any obligations relating to any Indebtedness of such Company, and no event has occurred or condition exists and is continuing with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

                 (b) Secretary's Certificate. Each Company shall have delivered to you a certificate executed by the Secretary of such Company, certifying as to the resolutions, articles of incorporation or certificate of incorporation, as applicable, and by-laws of such Company attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, Warrants and the other Finance Documents.

         2.4 Certificate of Good Standing. Each Company shall have delivered to you the certificate of incorporation (certified by the Secretary of the State of its jurisdiction of incorporation) and bylaws of such Company together with certificates of good standing with respect to such Company issued by the Secretary of State of each jurisdiction in which the nature of its business requires it to be qualified to do business.

         2.5 Tax Clearance. Each Company shall have delivered to you a tax clearance letter from the Department of Revenue of each jurisdiction described in Section 2.4 relating to such Company.

         2.6 Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing from Fuller & Henry, covering such matters incident to the transactions contemplated hereby and incident to the Reorganization Plan as you or your counsel may request.

         2.7 Environmental Matters. Centrum shall have delivered to you such environmental assessment reports as requested by you, and such reports shall be satisfactory to you in all respects, and you shall have conducted and completed all environmental due diligence reviews and examinations of the Companies.

         2.8 Guaranty. You shall have received the guaranty of each Company other than Centrum in your favor, in form and substance satisfactory to you in all respects.

         2.9 Due Diligence. You shall have completed your customary due diligence and the results thereof shall be satisfactory to you in all respects.

         2.10 Approvals. You shall have obtained all necessary or appropriate approvals from your Executive Committees or Boards of Directors to consummate the transactions contemplated herein pursuant to the terms and conditions contained in this Agreement and the other Finance Documents.

         2.11 Sale of Other Notes. Contemporaneously with the Closing Centrum shall sell to each of the Investors and each of the Investors shall purchase the Notes and Warrants to be purchased by them at the Closing.

         2.12 Processing Fees. In addition to the processing fees previously paid to you, Centrum shall have paid First New England Capital Limited Partnership the remaining portion of the processing fee due it in the amount of $15,000 and shall have paid InvestAmerica Investment Advisors, Inc. for allocation between MorAmerica Capital Corporation and North Dakota Small Business Investment Company, a North Dakota Limited Partnership the remaining portion of the processing fees due them in the amount of $10,000.

         2.13    Payment of Counsel Fees.  Without limiting the provisions of
Section 8.5, Centrum shall have paid on or before the Closing the fees, charges and disbursements of your counsel to the extent reflected in a statement of such counsel rendered to Centrum at the Closing, provided that Centrum shall not be required to pay more than $50,000 of such fees, but you shall be required to pay all of such charges and disbursements, even if the amount thereof, when combined with such fees, would exceed $50,000.

         2.14 Changes in Corporate Structure. Each Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 3.5, except in accordance with the terms set forth in the Reorganization Plan.

         2.15 Absence of Adverse Change or Litigation. There has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise of the Companies taken as a whole, from that set forth in the most recent financial statements and pro forma financial statements previously delivered to you. There is no action, proceeding or investigation pending or threatened (nor any basis therefor known to Centrum)
(a) against the Companies, (b) against any other Person that might result, either in any case or in the aggregate, in any material adverse change in the condition (financial or otherwise), or the operations, management or prospects of any Company or in its material properties and assets, or in any material liability on the part of any Company, or that challenges, or seeks to prevent, the transactions contemplated in this Agreement or in the Reorganization Plan.

         2.16 Infusion of Equity; Bridge Notes. Prior to or contemporaneously with the Closing, Centrum shall have raised and received at least $1,900,000 in new capital, at lease $700,000 of which shall be from the purchase of Common Stock pursuant to the offering described in the Confidential Private Placement Memorandum of Centrum dated November 15, 1995, and the remainder of which shall be in the form of bridge loans from current shareholders of Centrum or from other individuals, which bridge loans shall be unsecured and shall be subordinated to the Notes pursuant to subordination agreements containing terms and conditions satisfactory to the Investors in their sole discretion.

         2.17 Subordination of Certain Existing Debt. Prior to or contemporaneously with the Closing, Centrum shall have obtained from the Persons listed in the sections of Schedule 3.8 entitled "Loans" and "Loans with Warrants" and representing at least $700,000 of the aggregate principal amount of Indebtedness described in such sections, a subordination agreement in favor of the Investors with respect to such Indebtedness in form and substance satisfactory to the Investors.

         2.18 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions, including with limitation the Finance Documents, shall be satisfactory to you and your counsel, and you and your counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

III.     REPRESENTATIONS AND WARRANTIES OF CENTRUM

         To induce you to purchase the Notes and the Warrants, Centrum represents and warrants to you as to itself and, with respect to each other Company, to the best of its knowledge and subject to the provisions of Section 4.17, (which representations and warranties shall survive the delivery of the Notes and the Warrants) that:

         3.1 Organization, Standing, etc. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and now proposed to be conducted, to execute, deliver and enter into the Finance Documents, to issue and sell the Notes and Warrants and to perform and carry out the terms of the Finance Documents.

         3.2 Subsidiaries. On the date hereof, and following the consummation of the transactions contemplated in the Reorganization Plan, Centrum has no direct or indirect Subsidiaries other than as set forth in
Schedule 3.2, attached hereto.

         3.3 Qualification. Each Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary.

         3.4     Capital Stock.

         (a) Schedule 3.4 attached hereto sets forth the authorized capital stock of each Company and the number of shares of each class of such authorized capital stock that are issued and outstanding. All outstanding shares of capital stock of the Companies other than Centrum are owned of record and beneficially as set forth in Schedule 3.4 and the owners of record and beneficially of more than five percent (5%) of the outstanding capital stock of Centrum are set forth in Schedule 3.4. Except as set forth on Schedule 3.4 and except for the Warrants and the Notes, there are no authorized or outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance by, the Companies of any capital stock or securities convertible into or exchangeable for capital stock.

         (b) All of the outstanding shares of capital stock of the Companies are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights on the part of the holders of any class of securities of such Company. Except for the Warrants and the Notes and as set forth in Schedule 3.4, Centrum has no obligations or commitments to issue any capital stock to Centrum tn any employee or other person.

         (c) Centrum has duly reserved for issuance all Securities issuable upon exercise of the Warrants and conversion of the Notes, and the Securities, when issued in accordance with the terms of the Warrants and the Notes, will be validly issued and outstanding, fully paid, and nonassessable, with no personal liability attaching to the ownership thereof.

         3.5 Financial Statements. You have been furnished with (a) audited financial statements for the years, 1994 and 1995, inclusive for Centrum, (b) management prepared internal financial statements for the nine months ended December 31, 1995 for Centrum, and (c) audited financial statements for the years 1993 through 1994 for McInnes Steel. All such financial statements present fairly the financial position of the Companies and McInnes Steel for the respective periods indicated. You have also been furnished with financial projections for the Companies for the years 1996 through 2002, dated as of February 4, 1996; such projections are made in good faith, and are based on factual assumptions which Centrum believes to be reasonable in light of the economic, market, financial, political and other information available to Centrum on February 4, 1996.

         3.6 Material Adverse Changes, etc. Since December 31, 1995, (a) there has been no change in the assets, liabilities, financial condition or prospects of the Companies that, either in any case or in the aggregate, has been materially adverse to the Companies; and (b) none of the condition (financial or otherwise), operations, management or prospects of the Companies nor any of their respective material properties or assets have been affected by any occurrence or development (whether or not insured against) which has materially adversely affected the

Companies. Each Company is not insolvent; and, immediately after giving effect to the issuance of the Notes and the Warrants and the consummation of the transactions contemplated hereby, and by the Reorganization Plan, each Company will not be insolvent.

         3.7 Tax Returns and Payments. Each Company has properly prepared and filed (subject to any properly claimed extensions) all tax returns required by law to be filed and has paid all taxes (including installments of estimated taxes), assessments and other governmental charges levied upon any of its properties, assets, income or franchises, other than those not yet delinquent. Each Company has duly withheld and collected all taxes, levies and other assessments that it is required by law to withhold or to collect and has held for payment or paid over such withheld amounts to the proper governmental authorities as required by law. The charges, accruals and reserves on the books of each Company in respect of federal, state or other taxes for all fiscal periods are adequate. Each Company has not executed any waiver or waivers that would have the effect of extending the applicable statute of limitations in respect of income tax liabilities. Each Company knows of no unpaid assessments for additional taxes for any fiscal period nor of any basis therefor. Each Company is not being audited or challenged for any federal or state income tax liability for any period by the Internal Revenue Service or any state taxing authority.

         3.8 Existing Indebtedness, Liens, Investments and Transactions with Affiliates. Schedule 3.8 attached hereto correctly describes as of the date hereof (a) all outstanding Indebtedness of the Companies in respect of Borrowed Money, (b) all mortgages, pledges, Liens, security interests, leases, charges and encumbrances to which any of the properties and assets of each Company are subject, (c) all loans, advances and Investments of each Company, and (d) all transactions with Affiliates of each Company. Each Company is not in default and no waiver of default is currently in effect in the payment of the principal of or interest on any Indebtedness. No waiver of default is currently in effect with respect to any other obligations relating to any Indebtedness of each Company. No event has occurred or condition exists and is continuing with respect to any Indebtedness of any Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         3.9     Title and Condition of Properties; Liens.

                 (a) Each Company has and, upon consummation of the transactions contemplated by this Agreement, each Company will continue to have good and marketable title to all of its properties and assets and such properties or assets are not and will not be upon consummation of the transactions contemplated by this Agreement subject to any material mortgage, pledge, Lien, security interest, lease, charge or encumbrance except for Liens in favor of Huntington and as described in Schedule 3.9.

                 (b) Except as set forth in Schedule 3.9, none of the properties or assets of the Companies are held under or subject to any lease (except for leasehold improvements that have been or are being amortized in accordance with applicable provisions of the
Code) or as conditional vendee under any conditional sale or other title retention agreement. Each Company enjoys peaceful and undisturbed possession under all leases under which it operates, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting incurrence of Indebtedness by the lessee, or any unusual or burdensome provision that materially adversely affects or in the future may (so far as Centrum can now foresee) materially adversely affect the operations of the Companies.

                 (c) Without material exception, all assets used in the business or operations of the Companies are in good operating condition and repair, and suitable for use in the operation of the Companies, and none of said assets that (singly or when aggregated with other assets) is material to the business or operations of the Companies is obsolete.

         3.10 Insurance. Except as set forth on Schedule 3.10, each Company carries insurance covering its properties and business against loss from fire and all other hazards and risks of the character usually insured against by similar companies, and in such amounts as is customary for the type and scope of its properties and business.

         3.11 Patents, Copyrights, etc.. Except as set forth on Schedule 3.11, no patents, copyrights, trade names, trademarks, service marks, or non-governmental licenses ("Intellectual Property Rights") are material to the conduct of the business of the Companies as now or as proposed to be conducted. Each Company owns or has the full right to use all such material Intellectual Property Rights set forth on Schedule 3.11. Centrum has no knowledge, and has not received any notice to the effect, that the manner in which each Company conducts or proposes to conduct its business (including the use of any name, process, method, or know-how) may infringe or conflict with the Intellectual Property Rights of others.

         3.12    Material Contracts.       Except as set forth on Schedule
3.12, each Company is not a party to or obligated under, and none of the business, properties or assets of any Company is subject to:

                 (a) any contract for the construction or purchase of capital improvements, or for the purchase of any materials, supplies, or equipment, involving the expenditure of more than $50,000;

                 (b) any employment, consulting, management, or noncompetition agreement not terminable at will without liability on less than 30 days notice;

                 (c) any bonus, pension, retirement, profit sharing or other plan or agreement providing for employee benefits other than group health insurance, sick pay, and vacation pay plans for employees generally;

                 (d)      any license, franchise, or similar agreement;

                 (e) any mortgage, indenture, note, guarantee or other obligations for or relating to Borrowed Money other than in favor of Huntington, or, in the case of Micafil, Inc., in favor of Asea Brown Boveri, Inc.;

                 (f) any contract with any labor union or association of employees;

                 (g)      any Guaranty, other than in favor of Huntington;

                 (h) any agreement, contract, or commitment that is expected by such Company to be performed at or result in a loss, or which materially and adversely affects the financial condition, business, properties, or assets of such Company or the Companies taken as a whole;

                 (i) any lease of real or personal property material to the operations of such Company; or

                 (j) any agreement with any broker, finder, investment banker or underwriter.

         Centrum has heretofore provided you with a true and complete copy of each contract, agreement, lease, and commitment listed on Schedule 3.12 and requested by you. Each such contract, agreement, lease or commitment is in full force and effect, is binding upon the parties thereto, no material default has occurred thereunder, and no event has occurred that, with the giving of notice, the passage of time, or both, would constitute a material default thereunder.

         3.13 Litigation; Observance of Agreements, Statutes and Orders, etc.. There is no action, proceeding or investigation pending or threatened (nor any basis therefor known to Centrum) (a) against the Companies or any Company or (b) against any other Person that might result, either in any case or in the aggregate, in any material adverse change in the condition (financial or otherwise), operations, management or prospects of any Company or in its material properties and assets, or in any material liability on the part of any Company. Each Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or governmental, regulatory or judicial authority, nor is it in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any governmental, regulatory or judicial authority.

         3.14 Authorization and Binding Effect. The execution and delivery of the Finance Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Companies. The Finance Documents constitute the legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms.

         3.15 Compliance with Other Instruments, etc.. Each Company is not in violation of any term of its articles or certificate of incorporation, as applicable, or by-laws, nor is any Company in violation of any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument, or any judgment, decree, order, statute, or governmental rule or regulation applicable to such Company in any way that materially adversely affects or in the future may (so far as Centrum can now foresee) materially adversely affect the condition (financial or otherwise), operations, management or prospects of such Company; and the execution, delivery and performance of the Finance Documents will not result in any such violation or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, Lien, charge or encumbrance upon any of the properties or assets of such Company pursuant to any such term except where such has been waived and consented to by means of any waivers and consents delivered to you herewith. There is no such term that materially adversely affects or in the future may (so far as Centrum can now foresee) materially adversely affect the condition (financial or otherwise), operations, management or prospects the Companies.

         3.16    Environmental Matters.

                 Except as set forth on Schedule 3.16:

                 (a) The Companies have each substantially complied and each is in compliance in all material respects with all Environmental Laws;

                 (b) The Companies have each obtained and complied and each is in compliance in all material respects with the terms of each and every permit, certificate, license, approval, registration or authorization (collectively "Permits") relating to the environment or to the protection of public health or safety from pollution or environmental contamination of any kind that is required in connection with the conduct of its business. A list of all Permits including the name of the granting authority, the expiration date and a brief description thereof is set forth on Schedule 3.16;

                 (c) No notice, notification, demand, request for information, citation, summons or order (collectively, "Environmental Notices") has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity arising out of or in connection with the matters described in subsections (a) or (b) above or arising out of or in connection with any presence, use, generation, treatment, storage, recycling, transportation, disposal, release or threat of release, whether or not lawful or intentional, (as those terms are defined in federal and state laws, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act or the Clean Water Act) of any Hazardous Substances, whether or not such Hazardous Substance is designated or listed in any federal, state or local environmental statutes, ordinances, rules, regulations or orders;

                 (d) To the best of Centrum's knowledge, no circumstances exist that could give rise to any Environmental Notice or to any complaint or penalty of the type described in subsection (c) above;

                 (e) The Companies have not stored any Hazardous Substances on real properties now or formerly owned, leased or operated by them, nor have the Companies disposed of any Hazardous Substances in a manner contrary to any Environmental Laws.

                 (f) The Companies are not a party to any contract, agreement or other commitment under which any Company is obligated to indemnify any third party other than Huntington for any liabilities, losses or damages (or any costs or expenses related thereto) arising out of or in connection with any presence, use, generation, treatment, storage, recycling transportation, disposal or release of any Hazardous Substances.

         3.17    ERISA.  Except as set forth in Schedule 3.17,

                 (a) Each Employee Benefit Plan is in material compliance with the applicable provisions of ERISA and the Code. No Termination Event has occurred or is reasonably expected to occur, and no condition exists, nor has any event occurred, that could result in any Termination Event, as a result of any of which Centrum or ERISA Affiliate could incur a material liability. If any Employee Benefit Plan were terminated, neither Centrum nor any ERISA Affiliate would incur any material liability. No Employee Benefit Plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in such Sections), whether or not waived, as of the end of the most recent fiscal year of such plan ended prior to the date hereof. No Employee Benefit Plan provides death or medical benefits (including insured benefits) to employees beyond their retirement or other termination of service, except death or medical benefits required by law or death benefits under a plan qualified under section 401(a) of the Code or death benefits under a deferred compensation arrangement accrued as liabilities on the books of Centrum or ERISA Affiliate.

                 (b) Centrum and all ERISA Affiliates have made all required contributions to Multiemployer Plans. Neither Centrum nor any ERISA Affiliate has incurred, or would reasonably expect to incur, any Withdrawal Liability upon a complete or partial withdrawal from any Multiemployer Plan.
To the best of Centrum's knowledge, no Multiemployer Plan is, or is reasonably expected to be or become, insolvent, in reorganization or terminated within the meaning of Title IV of ERISA.

                 (c) Neither Centrum, any ERISA Affiliate, any Person entitled to indemnification or reimbursement from Centrum or ERISA Affiliate, any Employee Benefit Plan, nor to Centrum's best knowledge any Multiemployer Plan, has engaged in any transaction or conduct that could, directly or indirectly, result in any material liability of Centrum or ERISA Affiliate of Centrum pursuant to Sections 409, 502(i) or 4069 of ERISA or Sections 4971, 4975 or 4976 of the Code.

                 (d) The consummation of the transactions contemplated by this Agreement will not result in and prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                 (e) Schedule 3.17 attached hereto is a complete and correct list of all Employee Benefit Plans and Multiemployer Plans.

         3.18    Deferred Compensation Arrangements.  Except as set forth in
Schedule 3.18, attached hereto, the Companies have not entered into any employment contracts or deferred compensation plans, incentive compensation plans, executive compensation plans, arrangements or commitments not required to be disclosed pursuant to Section 3.17 hereof (other than normal policies regarding holidays, vacations and salary continuation during short periods of illness). With respect to any such plan, arrangement or commitment:

                 (a) Each plan, arrangement, or commitment complies currently, and has complied in the past, both as to form and operation with its terms and the provisions of the Code and ERISA and all applicable laws, rules and regulations;

                 (b) The disclosure and reporting provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 have been satisfied;

                 (c) Each plan and arrangement set forth in Schedule 3.18 is legally valid and binding and is in full force and effect;

                 (d) No contributions required to be made by any Company under any such plan, arrangement or commitment are currently delinquent;

                 (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the best of Centrum's knowledge which could be reasonably expected to be asserted against any such plan, arrangement, or commitment; and

                 (f) Each Company has performed all obligations required to be performed by it under each plan, arrangement, or commitment and the Companies are not in default or in violation of, and Centrum does not have any knowledge of any such default or violation by any other party to any and all such plans or arrangements.

         3.19 Governmental Consent, etc.. Except for the requirements of the United States Securities and Exchange Commission, the Blue Sky laws and regulations of the states of Connecticut, Iowa, North Dakota and Ohio and otherwise as set forth in Schedule 3.19, no consent, approval or authorization of, or declaration or filing with any governmental, regulatory or judicial authority is required in connection with the execution and delivery of, or the consummation of the transactions contemplated by, the Finance Documents or the offer, issue, sale and delivery of the Notes and Warrants as contemplated by this Agreement.

         3.20 Offer of Notes and Warrants. Except for (i) the offering being made pursuant to that certain Confidential Private Placement Memorandum of Centrum dated November 15, 1995, and (ii) notes receivable from existing shareholders of Centrum in the initial aggregate principal amount required under Section 2.16 hereof, neither Centrum nor any Person acting on its behalf has directly or indirectly offered the Notes or Warrants or any part thereof or any similar securities for issue or sale to, or solicited any offer to buy any of the same from, anyone other than you and not more than 35 investors who are not accredited investors as defined in Regulation D issued under the Securities Act of 1933. Neither Centrum nor any Person acting on its behalf has taken or will take any action that would bring the issuance and sale of the Notes and Warrants within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration or qualification provisions of any applicable blue sky or other securities laws.

         3.21 Investment Company Act Status. Centrum is not an "investment company" or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         3.22 Regulation U, etc.. Centrum does not own and will not use all or any part of the proceeds of the sale of the Notes and Warrants to acquire and has no intention of acquiring, any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (herein called a "margin security"). The proceeds of the sale of the Notes and Warrants will be used as provided in Section 4.1. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry, any margin security or for any other purpose that might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation U or cause this Agreement to violate Regulation G, Regulation T, Regulation U, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System, or the Securities Exchange Act of 1934 (the "1934 Act"), each as now in effect.

         3.23 Foreign Credit Restraints. Neither the consummation of the transactions contemplated by this Agreement nor the use of the proceeds of the sale of the Notes and Warrants will violate any provision of any applicable statute, regulation or order of, or any restriction imposed by, the United States of America or any authorized official, board, department, instrumentality or agency thereof relating to the control of foreign or overseas lending, investment or business.

         3.24 Brokers, etc.. Except as set forth on Schedule 3.24, attached hereto, neither Centrum nor any Person acting on behalf of Centrum has dealt with any broker, finder, commission agent or other Person in connection with the sale of the Notes and Warrants and the transactions contemplated by this Agreement, and neither Centrum nor any such Person is under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

         3.25 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to you by or on behalf of the Companies in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which such statements were made, not misleading. There is no fact known to the Companies that materially adversely affects or in the future may (so far as Centrum can now foresee) materially adversely affect the condition (financial or otherwise), operations, management or prospects of the Companies that has not been set forth in this Agreement or in the other documents, certificates or statements furnished to you by or on behalf of the Companies prior to the date hereof in connection with the transactions contemplated hereby.

IV.      AFFIRMATIVE COVENANTS

         From and after the date of this Agreement until the Notes shall have been paid in full and, in the case of Sections 4.1, 4.2(h), 4.4, 4.6, 4.8, 4.9, 4.10, 4.11 and 4.19, so long as any Warrant remains outstanding, the Companies will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

         4.1     Use of Proceeds.

                 (a) The proceeds of the sale of the Notes and Warrants will be used to partially finance the acquisition of McInnes Steel as contemplated in the Reorganization Plan, for working capital of Centrum, and to finance those future acquisitions by Centrum of the equity or assets of other Persons permitted under the terms of this Agreement, all as more particularly set forth in Schedule 4.1.

                 (b) Centrum will not, directly or indirectly, use any part of such proceeds for any purpose that would violate any provision of (i) Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or the 1934 Act, each as now in effect, or (ii) any other applicable statute, regulation, rule, order or restriction.

         4.2 Financial Statements and Information. Centrum will furnish to each of you so long as you shall hold any Note, Warrant or Security, and to each other holder from time to time of any Note, Warrant or Security:

                 (a) as soon as available and in any event within 30 days after the end of each month, a consolidated balance sheet of Centrum and its Subsidiaries as of the end of such period, and the related consolidated statements of income, stockholders' equity and cash flows for such period and for the portion of such fiscal year ended on the last day of such period, in each case setting forth in comparative form the corresponding figures for the same period and portion of the next preceding fiscal year, all prepared in reasonable detail and in accordance with generally accepted accounting principles applied on a consistent basis except for the absence of footnotes and subject to year-end adjustments, none of which shall be material individually or in the aggregate, and certified by the chief financial officer of Centrum;

                 (b) as soon as available and in any event within 90 days after the end of each fiscal year of Centrum, a consolidated balance sheet of Centrum and its Subsidiaries as of the end of such year and the related consolidated statements of income, stockholders' equity and cash flows for such year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and accompanied by the report on such financial statements of a "big six" accounting firm or another independent certified public accountants of national standing selected by Centrum and acceptable to the Requisite Holders in their sole discretion, which report (i) shall state that the audit of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and that such accountants believe that such audit provides a reasonable basis for their opinion; and (ii) shall include the opinion of such accountants without qualification as to any matter that such financial statements present fairly in all material respects the financial position of Centrum as of the end of such fiscal year and the results of its operations and cash flows for such fiscal year, in conformity with generally accepted accounting principles, except as otherwise specifically set forth in such report;

                 (c) together with each delivery of financial statements pursuant to the foregoing subsections (a) and (b), an Officers' Certificate (i) stating that the signers are familiar with the terms of this Agreement and the Notes and with the transactions and condition of Centrum during the fiscal period covered by such financial statements, and that, after due inquiry, the signers do not have knowledge of the existence, during such period or as of the date of such Officers' Certificate, of any condition or event that constitutes or, after notice or lapse of time or both, would constitute an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Centrum has taken or is taking or proposes to take with respect thereto, and (ii) showing in reasonable detail and to your satisfaction all computations required to demonstrate compliance, during and at the end of the fiscal period covered by such financial statements, with the provisions of Article V;

                 (d) upon the request of the Requisite Holders, together with each delivery of financial statements pursuant to the foregoing subsection
(b), a separate certificate of the independent certified public accountants reporting on such financial statements (i) stating that their examination in connection with such financial statements has been made in accordance with generally accepted auditing standards and has included a review of the relevant terms of this Agreement and the Notes as they relate to accounting matters, and
(ii) stating that their examination has not disclosed the existence, during or at the end of the fiscal year covered by such financial statements, of anything that would cause them to believe that Centrum has failed to comply with any of the terms, covenants, provisions or conditions of any material agreement to which the company is a party including this Agreement, and, if their examination has disclosed such a condition or event, specifying the nature and period of existence thereof;

                 (e) promptly upon receipt thereof, copies of all reports (including, without limitation, audit reports and so-called management letters) or written comments submitted to the Companies by independent certified public accountants in connection with each annual, interim or special audit in respect of the financial statements or the accounts of the Companies made by such accountants;

                 (f) not later than 30 days prior to the start of each fiscal year of Centrum, an annual budget with detailed monthly projections for each fiscal year made in good faith and based on reasonable factual assumptions; such budgets shall be in a format reasonably acceptable to the Requisite Holders, shall state the underlying assumptions, shall have been approved by Centrum's Board of Directors, and shall be accompanied by a written statement of Centrum's chief financial officer certifying as to such approval;

                 (g) such other information relating to the Companies as from time to time may reasonably be requested by you, including, but not limited to, copies of any and all financial information submitted by the Companies to Huntington in accordance with the Huntington Loan Agreement; and

                 (h) no later than two (2) Business Days after (i) each issuance, granting or transfer of Employee Stock Rights (capitalized terms used but not defined in this subsection (h) shall have the respective meanings given to them in Section 4.19 hereof), (ii) each exercise of a Note Option (whether partial or complete), and (iii) each exercise (whether partial or complete) of any other options, warrants, conversion rights or other rights to acquire Common Stock (collectively, "Other Options"), a report identifying (A) the specific Employee Stock Rights issued, granted or transferred, the specific Note Option exercised, or the specific Other Options exercised, as the case may be, and (B) the number of shares of Common Stock issuable or issued pursuant to such issuance, grant, transfer or exercise, as the case may be. Such report shall have attached thereto a copy of the instrument issuing, granting or transferring such Employee Stock Rights, Note Option or Other Options, as the case may be, and, in the case of a Note Option or Other Options, shall also have attached thereto a copy of the executed instrument by which such Note Option or Other Options has been exercised.

         You and any subsequent holder of the Notes are hereby authorized to deliver a copy of any financial statement delivered to you pursuant to this
Section 4.2 to any regulatory body having jurisdiction over you or it, as the case may be.

         4.3 Material Events and Reports. The Companies will furnish to you (it being understood and agreed that in the event a Form 8-K is filed with respect to any event described below, the delivery of such Form 8-K to the Investors within two (2) days of the filing thereof shall satisfy the requirements of this Section 4.3 with respect to such event);

                 (a) Prompt notice of any development, financial, environmental or otherwise, that could materially and adversely affect the business, properties or affairs of Centrum or of the Companies, taken as a whole, or the ability of the Companies to perform their respective obligations under any of the Finance Documents;

                 (b) Prompt notice of any material adverse change in the condition, financial or otherwise, of Centrum or of the Companies, taken as a whole, or of the occurrence of any Event of Default under this Agreement, or of the occurrence of any event that upon the giving of notice or lapse of time or both would constitute such an Event of Default;

                 (c) Immediate notice by telephone (confirmed by written notice) of (i) the occurrence of any default respecting Indebtedness of any Company, or the Companies taken as a whole for borrowed money (including the deferred purchase price of property) or under Capital Leases in an amount in excess of $50,000 in the aggregate, or, as to any event that requires notice from the holder or holders of such Indebtedness in order to constitute such default, the receipt of such notice, or, as to the occurrence of any event that does not require notice from the holder of such Indebtedness but that with the lapse of time would constitute such default, the occurrence of such event, (ii) the waiver by the holder or holders of any Indebtedness in excess of $50,000 in the aggregate of any such default or of any such event, (iii) acceleration by the holder or holders of any Indebtedness in excess of $50,000 in the aggregate of the maturity thereof, and (iv) any action by the holder or holders of any Indebtedness in excess of $50,000 in the aggregate to exercise its rights respecting any collateral for such Indebtedness. Each Company shall, immediately upon receipt thereof by such Company, transmit to you a copy of any notice from any holder of such Indebtedness relating to any of the foregoing.

         4.4 Inspection. Centrum will permit any individual acting on behalf of any holder of any Note or Warrant on reasonable notice (unless a Default or Event of Default had occurred and is continuing in which case no prior notice shall be required) to visit and inspect any of the properties of the Companies, to examine its and their respective books of account (and to make copies thereof and take extracts therefrom) and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their computer billing companies, collection agencies, officers and independent certified public accountants, all at such reasonable times and intervals as you may desire.

         4.5     Books of Record and Account; Reserves.  The Companies will:

         (a) at all times keep proper books of record and account in which full, true and correct entries shall be made of its transactions in accordance with generally accepted accounting principles applied consistently with prior periods to fairly reflect the financial condition of the Companies for the periods in question; and

         (b) set aside on its books from its earnings for each fiscal year all such proper reserves, including reserves for depreciation, depletion, obsolescence and amortization of its properties during such fiscal year, as shall be required in accordance with generally accepted accounting principles in connection with its business.

         4.6 Payment of Taxes; Corporate Existence; Maintenance of Properties; Compliance with Laws; Lines of Business; Proprietary Rights.

                 The Companies will:

                 (a) pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, might by law become a Lien or charge upon its property; provided that no Company shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if such Company shall have set aside on its books such reserves, if any, with respect thereto as are required by generally accepted accounting principles and deemed adequate by such Company and its independent certified public accountants;

                 (b) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, provided that nothing in this subsection (b) shall prevent the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction, if, in the judgment of such Company, such withdrawal is in the best interests of such Company and is not disadvantageous in any material respect to you;

                 (c) maintain and keep its properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all needful and proper repairs, renewals and replacements so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

                 (d) comply with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to Hazardous Substances, environmental, safety and other similar standards or controls) and with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder and with all other obligations that it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due; provided that a Company shall not be required by reason of this subsection to comply therewith at any time while such Company shall be contesting its obligation to do so in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by generally accepted accounting principles and deemed adequate by such Company and its independent certified public accountants;

                 (e) possess and maintain all material Proprietary Rights necessary to the conduct of its business and own all right, title and interest in and to, or have a valid license for, all material Proprietary Rights used by it in the conduct of its business and not take any action, or fail to take any action, that would result in the invalidity, abuse, misuse or unenforceability of such Proprietary Rights or that would infringe upon any Proprietary Rights of another Person.

         4.7 Insurance. Each Company will maintain with financially sound and reputable insurers insurance with respect to the properties and business of such Company against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in such amounts (but in no event shall the deductibles under such insurance policies exceed $5,000) and by such methods as shall be customary for such corporations and deemed adequate by Centrum. In addition, each Company shall obtain and maintain other insurance policies insuring against those risks and hazards that the Requisite Holders may designate, from such insurers and in such amounts as are acceptable to the Requisite Holders, and Centrum shall maintain an insurance policy on the life of George Wells with a death benefit of $1,800,000 in your favor, which death benefit will be reduced dollar for dollar to the extent of principal repayments on the Notes, commencing at such time as the aggregate outstanding principal under the Notes is equal to $1,800,000 (the "Wells Insurance Policy"). The Wells Insurance Policy shall at all times be assigned collaterally to MorAmerica Capital Corporation as your agent, for the ratable benefit of each of you.

         4.8     Payment of Indebtedness.  The Companies will:

                 (a) pay or cause to be paid the principal of and the premium or other prepayment charge, if any, and interest on all Indebtedness for borrowed money or arising under a Capital Lease or conditional sale or other title retention agreement, whether heretofore or hereafter incurred or assumed by it, when and as the same shall become due and payable subject to any, applicable grace period;

                 (b) faithfully perform, observe and discharge all covenants, conditions and obligations imposed on it by all instruments evidencing such Indebtedness and all indentures and other agreements securing such Indebtedness or pursuant to which such Indebtedness is issued; and

                 (c) not permit the occurrence of any act or omission that is or may be declared to be a default under any such instrument, indenture or agreement.

         4.9 Attendance at Directors' Meetings. In addition to and not in limitation of your rights under the Equity Holders Agreement, Centrum will permit each of you to designate an agent or representative from time to time to attend any and all meetings of the board of directors of Centrum and of any committees established by such board and will give each of you prior written notice of such meetings simultaneously with delivery of such notice to the directors. Centrum will pay on demand all reasonable out-of-pocket expenses for such agent or representatives in connection with their attendance at such meetings as provided in Section 1.5(a) of the Equity Holders Agreement.

         4.10 "C" Corporation Status. Each Company shall maintain at all times its status as a corporation taxed pursuant to Subchapter "C" of the Internal Revenue Code.

         4.11 SBIC Information. Centrum shall permit representatives of the Small Business Administration access to Centrum's records to confirm Centrum's use of proceeds as specified in Section 4.1 above. Promptly after request made by any Investor which is a small business investment company licensed under the Small Business Investment Act of 1958, as amended (the "SBIC Act"), Centrum shall provide such information as such Investor may request to enable such Investor to comply with its record keeping, reporting, and other obligations under the SBIC Act and under the regulations of the Small Business Administration thereunder, provided that such Investor shall, if permitted under applicable law, request that the Small Business Administration treat any material nonpublic information supplied by such Investor as confidential.

         4.12 Management Compensation. The Compensation Committee of Centrum's Board of Directors shall develop officers' compensation guidelines, which guidelines shall, among other things, require that all adjustments to annual base salaries of officers shall be performance- based. During any year, aggregate increases in the annual base salaries of officers of Centrum shall not exceed 115% (or such greater or lesser percentage as shall be permitted by the Huntington Loan Agreement at the relevant time of reference) above the aggregate annual base salaries of officers of Centrum payable during the immediately preceding year, unless the Requisite Holders have consented in writing to such excess. Any consent granted on one occasion shall not be a waiver of or a bar to the withholding of consent on any other occasion.

         4.13 Management Succession. Centrum shall deliver to you, no later than September 1, 1996, a plan providing for management succession, which plan shall be satisfactory to the Requisite Holders in all respects.

         4.14 Directors' and Officers' Insurance. Centrum shall, within thirty (30) days of the Closing obtain Directors' and Officers' Insurance covering its Board of Directors and senior executive officers in amounts and from insurance companies satisfactory to the Requisite Holders in their sole direction.

         4.15 Environmental Compliance and Identification. Each Company hereby indemnifies the Investors and holds the Investors harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising from or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Notes or Warrants) of Hazardous Substances on, under or about any real property owned, leased, or used by any Company (the "Premises") (whether by such Company or any employees, agents, contractors or subcontractors of such Company or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Investors in connection with clauses (a), (b) and (c) including, but not limited to a reasonable attorneys' fees.

         The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Investors, or (ii) relate to Hazardous Substances placed or disposed of on the Premises following any acquisition by the Investors of title to the Premises through foreclosure or otherwise.

         4.16 NASDAQ. In the event that Centrum attempts to be listed or re-listed on the NASDAQ stock exchange, it shall, not more than ten (10) days prior to filing its application for such listing or re-listing, notify the Investors in writing of such application, which notice shall contain a list of those covenants in this Agreement which, in the opinion of its securities counsel (which opinion shall be addressed to the Investors as well as the Company and shall be attached to such notice and which counsel shall be acceptable to the Requisite Holders, it being understood and agreed that Fuller & Henry shall be acceptable to the Requisite Holders), would operate as a bar to such listing or re-listing. Such covenants shall, without any further action by any Person, be deemed to be of no force and effect from and after the date of such application, provided that if either (i) such listing or re-listing does not become effective within ninety (90) days following the date of such application or (ii) the Company thereafter withdraws or is otherwise de-listed from NASDAQ, such covenants shall immediately be reinstated simultaneously with the happening of either such event.

         4.17 Micafil and American Handling Disclosure. Centrum shall, within thirty (30) days following the Closing, update the schedules to this Agreement to include such information concerning American Handling, Inc. and Micafil, Inc. as would have been required had American Handling, Inc. and Micafil, Inc. made the representations and warranties set forth in Article III as of the Closing.

         4.18 McInnes Steel, et al. Guaranties. At any time at which Huntington permits any "Borrower" under the Huntington Loan Agreement or McInnes Services, Inc. to issue its guarantee in favor of the Investors, Centrum shall cause such Person to promptly execute and deliver such guarantee in form and substance satisfactory to the Investors and to execute an amendment to this Agreement in form and substance satisfactory to the Investors, wherein such Person becomes a party to this Agreement and agrees to be bound by the terms and conditions hereof, provided that if any covenant contained in this Agreement would, as to such "Borrower" or McInnes Services, Inc., be more restrictive than the comparable covenant in the Huntington Loan Documents (but only to the extent that a comparable covenant exists therein) then the covenant contained in this Agreement shall, as to such "Borrower" or McInnes Services, Inc., but as to no other Person whatsoever, be deemed to be amended so as to be substantively identical to such comparable covenant in the Huntington Loan Documents.

         4.19    Anti-Dilution.

                 (a)      Stock Plan Adjustments.

                          (i) The terms defined in this Section 4.19(a)(i) shall have the following respective meanings:

                                  (1) "Employee Stock Rights" shall mean
                                  options, warrants, rights to purchase Common
                                  Stock and all other rights issued, granted or transferred after the Closing by a Company, Borrower (as such term is defined in Section
                                  4.18 hereof) or Subsidiary to its employees entitling such employees to obtain Common Stock or securities which are directly or indirectly convertible into Common Stock.

                                  (2) "Pre-Threshold Event Make-Whole
                                  Percentage " shall mean, for any Investor, the percentage equivalent of a fraction, (A) the numerator of which is the sum of (I) the total number of shares issuable pursuant to all Warrants then owned by such Investor immediately prior to the occurrence of a Threshold Event, plus (II) the total number of shares of Securities then owned by such Investor immediately prior to the occurrence of such Threshold Event, and (B) the denominator of which is the sum of (I) the total number of shares of Common Stock (including without limitation all Securities then owned by all Investors) then outstanding immediately prior to such Threshold Event, plus (II) the total number of shares issuable pursuant to all Warrants then owned by all Investors immediately prior to the occurrence of such Threshold Event, plus (III) the total number of shares of Common Stock issuable under all Employee Stock Rights existing immediately prior to such Threshold Event.

                                  (3) "Post-Threshold Event Make-Whole
                                  Percentage" shall mean, for any Investor and as of each time of determination, the percentage equivalent of a fraction, (A) the numerator of which is the sum of (I) the total number of shares issuable pursuant to all Warrants then owned by such Investor immediately after a Threshold Issuance, plus
                                  (II) the total number of shares of Securities then owned by such Investor immediately after a Threshold Issuance and (B) the denominator of which is the sum of (I) the total number of shares of Common Stock (including without limitation all Securities then owned by all Investors) then outstanding immediately after a Threshold Issuance, plus
                                  (II) the total number of shares issuable pursuant to all Warrants then owned by all Investors immediately after a Threshold Issuance, plus (III) the total number of shares of Common Stock issuable under all Employee Stock Rights existing immediately after a Threshold Issuance.

                                  (4) "Stock Plan Exercise Price" shall mean, with respect to any Employee Stock Rights, the per share exercise price, conversion price or purchase price for shares issuable pursuant to such Employee Stock Rights

                                  (5) "Threshold Issuance" shall mean each issuance, granting or transfer of Employee Stock Rights upon and after the occurrence of a Threshold Event.

                                  (6) "Threshold Event" shall mean such time after the Closing as the Companies shall have granted, issued or transferred Employee Stock Rights pursuant to which with the sum of the number shares of Common Stock issued or issuable under all such Employee Stock Rights equals or exceeds 630,000 shares. The shares of Common Stock issuable or issued to George Wells as referenced in clause (d) of Section 3.3(i) of each of the Warrants issued on the effective date of this Agreement (the "Wells Options") shall be included in the calculation of such 630,000 shares.

                          For purposes of the definitions contained in this
                          Section 4.19(a)(i), all references to Warrants or Securities "owned" by an Investor shall be deemed to include reference to Warrants or Securities which such Investor is entitled to own due to prior operation of this Section 4.19 or due to exercise of any Warrants, but which have not yet been issued and/or delivered by Centrum to such Investor.

                          (ii) In no event shall the Exercise Price pursuant to any Employee Stock Rights (other than the Wells Options) be below $2.00 per share.

                          (iii) Upon and after the occurrence of a Threshold Event, upon each Threshold Issuance, Centrum shall simultaneously issue to each Investor one or more Warrants pursuant to which each such Investor shall be entitled to obtain upon the exercise thereof those number of shares of Common Stock that, together with the number of shares of Securities then owned by such Investor and the number of shares of Common Stock issuable pursuant to Warrants then owned by such Investor, shall make such Investor's Post-Threshold Event Make-Whole Percentage equal to such Investor's Pre-Threshold Event Make-Whole Percentage. Each such Warrant shall be in the form and contain the provisions set forth in Exhibit C hereto, with appropriate insertions in the blank spaces contained in such Exhibit, except that (A) the exercise price for such Warrant shall be the same as the Stock Plan Exercise Price of the Employee Stock Rights with respect to which such Warrant was issued and (B) clause (b) of Section 3.3(i) and Section 3.5 of Exhibit C shall not be included in any Warrants issued pursuant to this
                          Section 4.19 (and Section references shall be adjusted accordingly).

                 (b)      Note Option Adjustments.

                          (i) The terms defined in this Section 4.19(b)(i) shall have the following respective meanings:

                                  (1)      "Exercise Event" shall mean each
                                  full or partial exercise of any Note Option.

                                  (2)      "Note Option" shall mean (a) each
                                  option to acquire shares of Common Stock identified in Schedule 3.8 hereto under the heading "$2,500,000 Financing", pursuant to which the holders thereof are entitled to acquire up to an aggregate of 480,000 shares of such Common Stock (and all conversion rights under each related note identified in such Schedule) and (b) any and all other options, warrants, rights to purchase Common Stock and all other rights issued, granted or transferred by a Company, Borrower (as such term is defined in Section 4.18 hereof) or Subsidiary to any Person entitling such Person to obtain Common Stock or securities which are directly or indirectly convertible into Common Stock (collectively, "Rights"), that have not been disclosed by the Companies in this Agreement including without limitation the Schedules hereto (nothing contained herein shall be deemed a waiver of any Event of Default or remedy therefor with respect to any Company's failure to disclose such Rights, nor shall the adjustments provided for herein be deemed an adequate or exclusive remedy for such failure or Event of Default).

                                  (3)      "Note Option Exercise Price" shall
                                  mean, with respect to any Note Option, the per share exercise price, conversion price or purchase price for shares issuable pursuant to such Note Option.

                                  (4)      "Pre-Exercise Event Make-Whole
                                  Percentage" shall mean for any Investor, the percentage equivalent of a fraction, the (A) numerator of which is the sum of (I) the total number of shares issuable pursuant to all Warrants then owned by such Investor immediately prior to the occurrence of an Exercise Event, plus (II) the total number of shares of Securities then owned by such Investor immediately prior to the occurrence of such Exercise Event, and (B) the denominator of which is the sum of (I) the total number of shares of Common Stock (including without limitation all Securities then owned by all Investors) then outstanding immediately prior to such Exercise Event, plus (II) the total number of shares issuable pursuant to all Warrants then owned by all Investors immediately prior to the occurrence of such Exercise Event.

                                  (5)      "Post-Exercise Event Make-Whole
                                  Percentage" shall mean for any Investor, the percentage equivalent of a fraction, the (A) numerator of which is the sum of (I) the total number of shares issuable pursuant to all Warrants then owned by such Investor immediately after the occurrence of an Exercise Event, plus (II) the total number of shares of Securities then owned by such Investor immediately after the occurrence of such Exercise Event, and (B) the denominator of which is the sum of (I) the total number of shares of Common Stock (including without limitation all Securities then owned by all Investors) then outstanding immediately after such Exercise Event, plus (II) the total number of shares issuable pursuant to all Warrants then owned by all Investors immediately after the occurrence of such Exercise Event.

                          For purposes of the definitions contained in this
                          Section 4.19(b)(i), all references to Warrants or Securities "owned" by an Investor shall be deemed to include reference to Warrants or Securities which such Investor is entitled to own due to prior operation of this Section 4.19 or due to exercise of any Warrants, but which have not yet been issued and/or delivered by Centrum to such Investor.

                          (ii) Within five (5) days after each occurrence of an Exercise Event, the Company shall issue to each Investor one or more Warrants pursuant to which each such Investor shall be entitled to obtain upon the exercise thereof those number of shares of Common Stock that, together with the number of shares of Securities then owned by such Investor and the number of shares of Common Stock issuable pursuant to Warrants then owned by such Investor, shall make such Investor's Post-Exercise Event Make-Whole Percentage equal to such Investor's Pre-Exercise Event Make-Whole Percentage. Each such Warrant shall be in the form and contain the provisions set forth in Exhibit C hereto, with appropriate insertions in the blank spaces contained in such Exhibit, except that (A) the exercise price for such Warrant shall be the same as the Note Option Exercise Price of the Note Option with respect to which such Warrant was issued and (B) clause (b) of Section 3.3(i) and Section 3.5 of Exhibit C shall not be included in any Warrants issued pursuant to this
                          Section 4.19 (and Section references shall be adjusted accordingly).

                 (c) Benefits of Finance Documents. Each Warrant issued pursuant to this Section 4.19 (and all Securities issued pursuant to such Warrant) shall be entitled to the rights and benefits of the Finance Documents.

                 (d) No Other Issuance. Each Company other than Centrum shall not, and Centrum shall cause its other Subsidiaries to not, issue, grant or transfer to any Person (other than a Company or a Subsidiary) its capital stock, or any securities which are directly or indirectly convertible into its capital stock, or any options, warrants, or other rights to purchase its capital stock.

V.       FINANCIAL COVENANTS

         From and after the date of this Agreement until the Notes shall have been paid in full, Centrum shall (as to itself and its Subsidiaries) on a consolidated basis:

         5.1 Net Worth. Maintain at all times a consolidated Net Worth of not less than the following amounts at the end of each fiscal year specified below:



                   Fiscal Year Ending       Minimum Net Worth
                   ------------------       -----------------
                         3/31/96              $ 2,906,000
                         3/31/97              $ 5,153,000
                         3/31/98              $ 7,361,000
                         3/31/99              $ 9,763,000

         5.2 Ratio of Total Liabilities to Net Worth. Maintain at all times a ratio of consolidated Total Liabilities to consolidated Net Worth of not greater than the following amounts at the end of each fiscal year specified below:



                   Fiscal Year Ending        Maximum Ratio
                   ------------------        -------------
                         3/31/96               10.9:1.0
                         3/31/97                5.4:1.0
                         3/31/98                3.5:1.0
                         3/31/99                2.4:1.0

         5.3 Fixed Charge Coverage Ratio. Maintain at all times specified below a ratio of (a) EBITDA to (b) Fixed Charges of not less than 1.00 to 1.00. The ratio of EBITDA to Fixed Charges of Centrum and its Subsidiaries shall be determined (beginning with the month ending May 31, 1996) as of the last day of each month for the twelve month period ending on such date, or, if fewer than twelve months have occurred since April 1, 1996, for the period beginning April 1, 1996, to such date.

VI.      NEGATIVE COVENANTS

         From and after the date of this Agreement until the Notes shall have been paid in full, and in the case of Section 6.6, so long as any Warrant remains outstanding, each Company shall not, without the prior written consent of the Requisite Holders:


         6.1     Restriction on Dividends. Etc..  Make or commit to make:

                 (a) any dividend or other distribution, direct or indirect, on account of any shares of such Company now or hereafter outstanding; or

                 (b) any redemption, retirement, purchase or other acquisition of its capital stock, except for repurchase of the Warrants and Securities pursuant to the terms of the Put Agreement, and, in the event of the death of George Wells, redemption of the Common Stock of Centrum owned by George Wells on the date of his death, provided that such redemption shall only be made from the proceeds of insurance policies owned by Centrum on the life of George Wells, and provided, further, that in the case of the Wells Insurance Policy such redemption shall only be made from any proceeds in excess of amounts received by you or maintained in your favor pursuant to Section 4.7; or

                 (c) any issuance, direct or indirect, of any shares of capital stock of the Companies now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or require any such issuance except (i) for the offering described in the Confidential Private Placement Memorandum of Centrum dated November 15, 1995, (ii) pursuant to the Warrants and the Notes, (iii) pursuant to those existing stock plans identified in Schedule 3.4, attached hereto, to the extent permitted under Section 6.9 hereof, and under any amendments thereto permitted under Section 6.9 hereof,
(iv) the Wells Options, or (v) any other issuance permitted under Section 6.9 hereof.

         6.2 Limitation on Loans, Advances and Investments. Make or own any Investment other than:

                 (a) readily marketable obligations of, or fully and unconditionally guaranteed (as to both principal and interest) by, the United States of America and having a maturity not in excess of 12 months from the date of acquisition thereof;

                 (b) commercial paper having a maturity not in excess of 270 days from the date of issuance thereof and having a rating of "A-1" or better from Standard & Poor's Corporation or "P-1" or better from Moody's Investors Service, Inc.;

                 (c) shares of so-called "money market funds" registered under the Investment Company Act of 1940, as amended, organized or operating in the United States of America, investing only in obligations of the character described in subsections (a) and (b) of this Section 6.2;

                 (d) certificates of deposit issued by any bank with a capital and surplus of at least $100,000,000 organized under the laws of the United States of America or any state thereof (provided that such certificates of deposit have a maturity of one year or less from the date of purchase by any Company) and any money market account with any bank or brokerage firm organized under the laws of the United States of America with capital and surplus of not less than $100,000,000;

                 (e) accounts receivable arising from transactions in the ordinary course of business;

                 (f) contingent liabilities represented by endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

                 (g) advances, deposits, down payments and prepayments on account of firm purchase orders made in the ordinary course of business;

                 (h) travel and other like advances to officers and employees in the ordinary course of business;

                 (i)      investments existing on the date hereof and listed in
Schedule 3.8 attached hereto;

                 (j)      investments in or advances to Subsidiaries; and

                 (k) any distributions by a Company (other than Centrum) to Centrum.

         6.3 Restrictions on Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, either directly or indirectly, or otherwise become or remain liable with respect to, any Indebtedness, except the following:

                 (a)      Indebtedness to the Investors arising hereunder;

                 (b) Indebtedness outstanding on the date of this Agreement as set forth on Schedule 3.8 attached hereto and additional Indebtedness not to exceed (i) $250,000 in the aggregate for all of the Companies on an annual basis, and (ii) in the event that any "Borrower" under the Huntington Loan Documents or McInnes Services, Inc. becomes a party to this Agreement pursuant to Section 4.18 hereof, an amount with respect to any or all of such Persons as shall be mutually agreed to by such Person and the Requisite Holders;

                 (c) Indebtedness on account of current liabilities (other than for money borrowed) incurred in the normal and ordinary course of business;

                 (d) Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 4.6(a) hereof, (ii) judgments or awards that have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which Centrum shall at the time in good faith be prosecuting an appeal or proceedings for review in a manner satisfactory to you and in respect of which a stay of execution shall have been obtained pending such appeal or review, and (iii) endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business;

                 (e) Indebtedness of Centrum in favor of Huntington arising under the Huntington Loan Agreement or any Indebtedness incurred to refinance such Indebtedness but not in excess of the outstanding principal balance of such Indebtedness being refinanced on the date of such refinancing;

                 (f) Indebtedness of Centrum outstanding on the date of this Agreement in favor of Asea Brown Boveri, Inc. arising in connection with the financing of Micafil, Inc.'s corporate headquarters or any Indebtedness incurred to refinance such Indebtedness but not in excess of such Indebtedness being refinanced on the date of such refinancing; or

                 (g) Indebtedness of American Handling, Inc. in a maximum original principal amount of $1,150,000 and containing terms and conditions satisfactory to the Requisite Holders in correction with the purchase by American Handling, Inc. of its corporate headquarters.

                 (h) Indebtedness of American Handling, Inc. in a maximum original principal amount of $750,000 and containing terms and conditions satisfactory to the Requisite Holders in connection with extensions of credit by Huntington.

                 (i) Indebtedness of Micafil, Inc. in a maximum original principal amount of $250,000 and containing terms and conditions satisfactory to the Requisite Holders in connection with extensions of credit by Huntington.

         6.4 Restriction on Liens. Create, assume, incur or suffer to exist any mortgage, Lien, pledge, charge, security interest or other encumbrance of any kind in respect of any property of any character of any Company (whether owned on the date hereof or hereafter acquired) or (ii) give its consent to the subordination of any right or claim of any Company to any right or claim of any other Person except the following:

                 (a) Liens (other than the Lien created by Section 4068 of ERISA) for taxes or assessments or other governmental charges or levies, to the extent that nonpayment thereof shall be permitted by the proviso in Section 4.6(a);

                 (b) pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens or judgments thereunder that are not currently dischargeable;

                 (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases made in the ordinary course of business to which any Company is a party as lessee (to the extent otherwise permitted by the terms of this Agreement);

                 (d) deposits to secure public or statutory obligations of any Company;

                 (e) materialmen's, mechanics', carriers', workers', repairmen's or other like Liens arising in the ordinary course of business (to the extent that such Liens are not required to be discharged under Section 4.6(a), or deposits to obtain the release of such Liens;

                 (f) deposits to secure or in lieu of surety, appeal or customs bonds to which any Company is a party;

                 (g) Liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted;

                 (h) landlord's Liens (imposed by law) under leases to which any Company is a party;

                 (i) zoning restrictions, easements, licenses, restrictions on the use of real property or minor defects or irregularities in title thereto that (individually or in the aggregate) do not materially impair the use of such property in the operation of the business of the Companies or the value of such property for the purpose of such business;

                 (j)      the liens in the Investors' favor arising under
Section 4.7 hereof;

                 (k) the Liens and other security interests existing on the date hereof and securing the Indebtedness outstanding on the date hereof and referred to in Schedule 3.8 attached hereto;

                 (l) Liens in favor of Huntington or any replacement lender thereof but only to secure Indebtedness permitted by Section 6.3(e);

                 (m)      Liens securing Indebtedness described in Schedule
6.3;

                 (n)      Liens permitted by the Huntington Loan Agreement; and

                 (o) Liens securing Indebtedness permitted by Sections 6.3(f), 6.3(g), 6.3(h) and 6.3(i).

         6.5 Restrictions on Fundamental Changes, Dispositions or Business Activities. (a) Sell, lease or otherwise dispose of any assets except for the sale, lease or other disposition of inventory or other property in the ordinary course of business, but excluding the sale, without recourse, of accounts receivable to a factor or other financing entity; liquidate, dissolve or wind up (or suffer any liquidation, dissolution or winding up); or (b) amend, revise or modify any Company's articles or certificate of incorporation, as applicable, or by-laws where such amendment, revision or modification is materially adverse to the interests of the Investors.

         6.6 Limitation on Transactions with Affiliates and Others. Engage in any transaction with an Affiliate of the Companies or any other Person on terms less favorable to the Companies in any material respect than would be obtainable at the time in comparable transactions made by the Companies on an arm's-length basis.

         6.7 Limitation on Acquisitions and Mergers. Enter into any merger or consolidation with or acquisition of all or substantially all of the assets or capital stock of any Person.

         6.8 Lines of Business. Engage, or permit its Subsidiaries to engage, in any business other than the businesses in which they are primarily engaged on the date of this Agreement.

         6.9 Incentive Stock Plans. (i) Adopt or create any new incentive stock plan or bonus plan with respect to any Company, (ii) issue or award any stock, options, warrants or the like or require any such issuance to any Person other than the Investors except in accordance with the terms of those existing stock plans identified in Schedule 3.4, and except for the Wells Options, or
(iii) maintain the existence of those stock plans described in Schedule 3.4 (a) in the case of American Handling, Inc. and Micafil Inc., after March 31, 1997 and (b) in the case of McInnes Steel, McInnes Services, Inc. or any "Borrower" under the Huntington Loan Agreement, after March 31, 1999; provided, however that, notwithstanding anything else contained in Article VI hereof, this
Section 6.9 shall cease to be in effect and binding upon the Companies at such time as (i) the sum of (A) the total number of shares issuable upon the full exercise of all of the then Warrants owned by each Investor, plus (B) the total number of shares of Securities then owned by all of the Investors, is less then fifty (50%) of (ii) the sum of, for each Warrant issued prior to the time of determination, the total number of shares issuable upon the full exercise of such Warrant at the time such Warrant was first issued (by way of example only if Warrants for 100 shares of Common Stock were issued on the anniversary hereof for each of the next three years (but before the date of determination), the total number of shares obtained by the calculation contained in clause (ii) of this proviso shall be 300, even if any or all of such Warrants were partially or fully exercised prior to the date of determination).

VII.     DEFAULT; REMEDIES

         7.1 Events of Default Defined; Acceleration of Maturity. If any one or more of the following events ("Events of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or by operation of the Subordination Agreement):

                 (a) if default shall be made in the due and punctual payment of all or any part of principal or interest on any Note when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of or demand for prepayment, or otherwise;

                 (b) if default shall be made in the performance or observance of any covenant, agreement or condition contained in Sections 4, 5 or 6 (other than Sections 4.5, 4.6, 4.7, 4.9 (but only with respect to the requirements thereof relating to payment), 4.10, 4.13 and 6.6, which shall be governed by Subparagraph 7.1(c);

                 (c) if default shall be made in the performance or observance of any other of the covenants, agreements or conditions contained in this Agreement and such default shall have continued for a period of 30 days after Centrum's receipt of written notice of such default (unless such default is on account of failure to give a required notice, in which event such 30 day cure period shall commence with the date of such default);

                 (d)      if any Company shall:

                          (1) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property;

                          (2) admit in writing its inability to pay its debts as they mature;

                          (3) make a general assignment or trust mortgage for the benefit of creditors;

                          (4) file a petition seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or

                          (5) take corporate action for the purpose of effecting any of the foregoing;

                 (e) if an order of relief under Title 11 of the United States Code shall be entered against any Company, or any other order, judgment or decree shall be entered against any Company by any court of competent jurisdiction, approving a petition seeking bankruptcy, reorganization, readjustment of debt, dissolution, liquidation, or winding up of the company, or appointing a receiver, trustee or liquidator of such Company, or if any petition seeking an order of relief under Title 11 of the United States Code or any other such petition is filed against any Company and is not stayed or dismissed within 60 days after the date of such filing;

                 (f) if the Companies, either individually or in the aggregate shall fail to make any payment due on any obligation for borrowed money or on any other Indebtedness (other than the Notes) or on any Guaranty of any Indebtedness or on any obligation under any lease, including, without limitation, any Capital Lease, or under any conditional sale or other title retention agreement in an aggregate amount in excess of $50,000, which default continues beyond any period of grace allowed by any written instrument evidencing such obligation; or an event shall occur that constitutes an event of default under such instrument if the effect thereof is to cause or permit the holder thereof to accelerate the maturity of such obligation;

                 (g) if final judgment for the payment of money that, to, together with all other outstanding final judgments for the payment of money against the Companies, either individually or in the aggregate not covered by insurance, exceeds an aggregate of $50,000 shall be rendered by a court of record against the Companies either individually or in the aggregate, and such Company or Companies shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 60 days from the date of entry thereof and within such period of 60 days, or such longer period during which execution of such judgment shall have been stayed, move to vacate such judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal;

                 (h) if any representation or warranty made by Centrum herein or in any certificate or other instrument delivered under or pursuant to any provision hereof, shall have been false or incorrect in any material respect on the date as of which made, or shall on such date have been breached in any material respect, as the case may be, provided, that to the extent any such representation or warranty is qualified by a materiality standard it shall not be further qualified as to materiality by this subsection (h);

                 (i) if, for any reason, including death or disability and in case of such disability such disability shall continue for ninety (90) out of one hundred and ten (110) consecutive days, George Wells shall fail to be actively involved on a full time basis in the management and operation of Centrum and a successor acceptable to the Requisite Holders shall not be in place within (a) in the case of such disability, thirty (30) days after the one hundred ten (110) consecutive day period described above, and (2) in all other cases, within one hundred twenty (120) days of the cessation of George Wells to be actively involved as described above;

         (j) if the Companies shall be in default under any other Finance Document beyond any applicable grace period; then, in the case of an Event of Default of the character described in subsections (a), (b), (c), (f), (g), (h),
(i), or (j) of this Section 7.1 and at the option of the Requisite Holders exercised by written notice to Centrum, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and Centrum shall forthwith upon any such acceleration pay to the holder or holders of all of the Notes then outstanding the entire principal of and interest accrued on the Notes. Upon the occurrence of an Event of Default of the character described in subsections (d) or (e) of this Section 7.1, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived and Centrum shall forthwith upon any such acceleration pay to the holder or holders of the Notes the entire principal of and interest accrued on the Notes.

         7.2 Suits for Enforcement. In case any one or more of the Events of Default specified in Section 7.1 shall have occurred and be continuing, you or the holder of any Note may proceed to protect and enforce your rights either by suit in equity or by action at law, or both whether for the specific performance of any covenant or agreement in this Agreement or in aid of the exercise of any power granted in this Agreement, or you or the holder of any Note may proceed to enforce the payment of such Note or to enforce any other legal or equitable right of the holder of such Note.

         7.3 Remedies Cumulative. No remedy herein conferred upon you or the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         7.4 Remedies Not Waived. No course of dealing between the Companies and you or the holder of any Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any of your rights or any rights of any holder of such Note.

         7.5 Notice of Action by Noteholders or Claimed Defaults. If the holder or holders of any Note shall accelerate the maturity thereof as provided in Section 7.1, or if the holder of any Note or other obligation or security of the Companies shall give any notice of a claimed default or Event of Default or shall take any other action with respect to a claimed default or Event of Default, immediately upon obtaining knowledge thereof Centrum will give each holder of any outstanding Notes written notice specifying such action and the nature and status of the claimed default or Event of Default.

VIII.    MISCELLANEOUS

         8.1     Registration, Transfer and Exchange of Notes and Warrants.

                 (a) The Notes issued hereunder shall be issued in registered form. Centrum shall keep at its principal executive office a register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), Centrum shall provide for the registration and transfer of the Notes. Any Notes purchased by Centrum shall be canceled, shall not be reissued, and shall not be "outstanding" as such term is used in this Agreement.

                 (b) Whenever any Note shall be surrendered by the holder thereof at the principal executive office of Centrum for transfer or exchange, Centrum at its expense will execute and deliver in exchange therefor a new Note or Notes as may be requested by such holder, subject to compliance with any, legend appearing on such Note or Notes, in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered (adjusted for the occurrence of any conversion pursuant to the terms of the Notes and the Warrants), provided that any transfer tax relating to such transaction shall be paid by the holder requesting the exchange. Each such new Note shall be in registered form, shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered (or dated the date of the surrendered Note or Notes if no interest has been paid thereon), and shall be in such principal amount and registered in such name or names as such holder may designate in writing, provided that each Note shall be for a principal amount of at least $50,000. Every Note presented or surrendered for registration of transfer shall be duly endorsed, or shall be accompanied by a written instrument of transfer duly executed, by the holder of such Note or its attorney-in-fact duly authorized in writing.

                 (c) Centrum may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal of and interest on such Note and for all other purposes, whether or not such Note be overdue, and Centrum shall not be affected by any notice to the contrary except as provided in this Section 8.1.

                 (d) No Note or Warrant may be offered, sold or otherwise transferred unless an opinion of counsel satisfactory to Centrum is obtained to the effect that registration of such Note or Warrant is not required under the Securities Act of 1933, as amended (the "Act"). Notwithstanding the foregoing and any provision of the Warrants, any Investor, may transfer a Note or Warrant to any other Investor or to any partner or stockholder thereof who delivers to Centrum a written representation that the transfer is exempt from registration under the Act.

         8.2 Replacement of Lost, Stolen, Destroyed or Mutilated Notes or Warrants. Upon receipt of evidence reasonably satisfactory to Centrum of the loss, theft, destruction or mutilation of any Note or Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as Centrum may determine (or, in the case of any Note or Warrant held by the original holder thereof or its nominee, upon delivery of an indemnity agreement reasonably satisfactory to Centrum), or, in the case of any such mutilation, upon the surrender of such Note or Warrant for cancellation, Centrum, at its expense, will execute and deliver, in lieu of such lost, stolen, destroyed or mutilated Note or Warrant, a new Note or Warrant of like tenor.

         8.3     Amendment and Waiver; Offer to Purchase Notes.

                 (a) Any term, covenant, agreement or condition of this Agreement, the Notes or any of the other Finance Documents may be amended, with the consent of Centrum, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Requisite Holders, except that, without the written consent of each holder of the Notes then outstanding, no such amendment, waiver or modification shall (i) (subject to the provisions of Section 7.1) change the amount or time of any prepayment or payment of principle of, or reduce the rate or change the time of payment or method of computation of interest or prepayment premium on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment, waiver or modification, (iii) amend or modify any of Sections 7.1, 7.3 or 8.3, (iv) change the exercise price or time of exercise of any Warrant, or (v) release any collateral from any security interest arising under any Finance Documents.

                 (b) Centrum will not solicit, request or negotiate for or with respect to any proposed amendment or waiver of any of the provisions of this Agreement or the Notes or with respect to any purchase of any Note by it, directly or indirectly through an Affiliate, unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by Centrum and shall be afforded the opportunity of considering the same and shall be supplied by Centrum with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment or waiver effected pursuant to this Section 8.3 shall be delivered by Centrum to each holder of Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite principal amount of outstanding Notes. Centrum will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any amendment or waiver of any of the terms and provisions of this Agreement or any Note, or any purchase by it, directly or indirectly through an Affiliate, of any Note unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

                 (c) Any amendment or waiver pursuant to this Section 8.3 shall be binding upon all of the holders of the Notes, upon each future holder of any Note, and upon Centrum. No notation need be made on the Notes at the time outstanding unless requested in writing by Centrum, but any Notes executed and delivered thereafter may, at the option of Centrum, bear a notation referring to any such amendment or waiver then in effect.

                 (d) In determining whether the holders of the requisite principal amount of outstanding Notes have given any authorization, consent or waiver under this Section 8.3, Notes owned by Centrum or any Affiliate of Centrum shall be disregarded and deemed not to be outstanding.

         8.4 Method of Payment of Notes. Irrespective of any provision hereof or of the Notes to the contrary, so long as you or any other holder shall hold any Note, Centrum agrees to make all payments of the principal of and interest on such Note to you or such other holder at the address for such purpose specified on Exhibit A attached hereto or at such other address as you or such holder may designate in writing, without requiring any presentation or surrender of such Note, except that any Note paid or prepaid in full shall be surrendered to Centrum and canceled.

         8.5 Expenses. Centrum will, on demand, pay your expenses, including those expenses and fees incurred with respect to due diligence review and investigation of Company in connection with your entering into the transactions contemplated by this Agreement, and the reasonable fees and disbursements of counsel, incident to (i) the drafting, negotiation and preparation of the Finance Documents, (ii) any request to you for your consent to contemplated acts not otherwise permitted pursuant to the terms of the Finance Documents, (iii) any waiver, amendment, or modification of the terms thereof, and (iv) collection of any sums due, or enforcement of any of the provisions, thereunder, including court costs and reasonable attorneys' fees and disbursements, to the extent permitted by law, provided that solely in the case of subparagraph (i) of this Section 8.5, Centrum shall only be obligated to pay all fees up to a maximum amount of $50,000 and shall be required to pay all such disbursements even if the amount thereof, when added to the amount of such fees, would exceed $50,000. This covenant shall survive the payment of the Notes, the exercise or expiration of the Warrants and the termination of this Agreement.

         8.6 Taxes. Centrum agrees to pay all taxes and fees (including interest and penalties), including, without limitation, all recording and filing fees, transfer and documentary stamp and similar taxes, that may be payable in respect of the execution and delivery of this Agreement and the execution and delivery (but not the transfer) of the Notes, the Warrants and the Securities or in respect of any amendment of or waiver under or with respect to this Agreement, the Notes, the Warrants, and the Securities and will defend, indemnify and hold harmless you and all subsequent holders of the Notes, the Warrants and the Securities against any loss or liability resulting from nonpayment or delay in payment of any such tax. The obligations of Centrum under this Section 8.6 shall survive the payment of the Notes, the exercise or expiration of the Warrants and the termination of this Agreement.

         8.7 Communications. All communications provided for herein shall be personally delivered, sent by overnight courier or faxed (provided that on the same day a written copy thereof is personally delivered, or sent by overnight courier), addressed as follows:

                  (a)     If to Centrum or any Company, at:

                          Centrum Industries, Inc.
                          6135 Trust Drive
                          Suite 104A
                          Holland, Ohio
                          Attn:  President
                          Telefax No.: (419) 868-3940

                 with a copy to:

                          John W. Hilbert, II, Esq.
                          Fuller & Henry
                          One Seagate - 17th Floor
                          P.O. Box 2088
                          Toledo, OH 43604-2606
                          Telefax No.: (419) 247-2665

                 (b) If to you, at your address set forth on Exhibit A attached hereto;

                 with a copy to:

                          Morris W. Kutcher, Esq. or James C. Schulwolf, Esq. Pepe & Hazard
                          Goodwin Square
                          Hartford, CT 06103
                          Telefax No.: (203) 522-2796

                 (c) If to any other Person who is the holder of any Note, at the address for the purpose of such holder as it appears on the Note register maintained pursuant to Section 8.1.

         The address of any Company may be changed at any time and from time to time and shall be the most recent such address furnished in writing by such Company to you and to each other Person who is the holder of any outstanding Note. Your address for any purpose hereof or of any other Person who is the holder of any Note outstanding hereunder may be changed at any time and from time to time and shall be the most recent such address furnished in writing by you or such other Person to Centrum.

         Any communication provided for herein shall become effective only upon and at the time of receipt by the Person to whom it is given.

         8.8 Survival of Agreements, Representations and Warranties, etc.. All agreements, representations and warranties contained herein or made to you in writing by or on behalf of the Companies in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the issue, sale and delivery of the Notes and Warrants and payment therefor, any disposition of Notes and Warrants by you and any investigation at any time made by you or on your behalf; however, all such agreements, representations and warranties shall terminate as to any holder of a Note when he/she or it no longer holds any Notes and shall in any event terminate when the Notes are paid in full.

         8.9 Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Companies and you, successors to the Companies and your successors any assigns, and, in addition, shall inure to the benefit of and be enforceable of each holder from time to time of and Note who, upon acceptance of such Note, shall become a party to this Agreement so as to be entitled to enforce the provisions and enjoy the benefits hereof.

         8.10 Purchase for Investment. You have made certain representations and warranties in those certain affidavits executed by each of you and dated as of the date hereof. You understand that the Notes and Warrants are being sold to you in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended, and that, in making the representations and warranties contained in Section 3.20, Centrum and its counsel, Fuller & Henry, are relying, to the extent applicable, upon your representations and warranties contained therein.

         8.11 Governing Law. This Agreement and the Notes and Warrants (including the validity thereof and the rights and obligations of the parties hereunder and thereunder) and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder shall be construed in accordance with and governed by the internal laws of the State of Connecticut without regard to its conflicts of law rules.

         8.12    Definitions.

                 (a) The terms defined in this Section 8.12(a), whenever used and capitalized in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

                          "Affiliate"  of any Person shall mean (i) any
officer, director or shareholder of Centrum, (ii) any relative (by blood or marriage) of any such Person, or (iii) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

                          "Borrowed Money" shall mean any obligation to repay
money, any Indebtedness evidenced by notes, bonds, debentures, guaranties or similar obligations and any obligation under a conditional sale or other title retention agreement, the net aggregate rentals under any Capital Leases or any lease that is the substantial equivalent of the financing of the property so leased and any reimbursement obligation for any standby letter of credit.

                          "Business Day" shall mean a day on which commercial
banks are required to be open for business in Hartford, Connecticut, Columbus, Ohio, and Cedar Rapids, Iowa.

                          "Capital Lease" shall mean any lease or similar
arrangement which is of such nature that the payment obligations of the lessee or obligor thereunder are required to be capitalized and shown as liabilities upon the balance sheet of such lessee or obligor prepared in accordance with generally accepted accounting principles.

                          "Centrum"  shall have the meaning specified at the
beginning of this Agreement.

                          "Code" shall mean the Internal Revenue Code of 1986,
as amended from time to time.

                          "Common Stock" shall mean any and all capital stock,
however designated, that is not limited as to amount of dividends or that is not limited as to the amount of distributions upon liquidation or dissolution of the Company.

                          "Company"  or "Companies" shall have the meaning
specified at the beginning of this Agreement.

                          "Default"  shall mean any event which, but for the
passage of time or the giving of notice, or both, would constitute an Event of Default.

                          "EBITDA" shall mean for any period, (i) the sum of
the amounts for such period of (A) Net Income, (B) Interest Expense, (C) charges for federal, state, local and foreign income taxes, (D) depreciation, amortization expense and non-cash charges which were deducted in determining net income, (E) extraordinary losses (and any unusual losses arising outside the ordinary course of business not included in extraordinary losses determined in accordance with GAAP) and (F) other non-operating expenses including, without limitation, LIFO adjustments, which have been deducted in the determination of net income, minus (ii) the sum of the amounts for such period of (X) extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with GAAP), (Y) other non-operating income not already excluded from the determination of net income and (Z) to the extent not deducted from total interest expense, any net payment received during such period under interest rate contracts and any interest income received in respect of its cash investments.

                          "Employee Benefit Plan"  shall mean an "employee
benefit plan" as defined in Section 3(3) of ERISA maintained by Centrum or by any ERISA Affiliate for employees of Centrum, any Subsidiary, Affiliate of Centrum or ERISA Affiliate, or in which any such employees participate, other than a Multiemployer Plan.

                          "Environmental Laws" shall mean any and all federal,
state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Substances or wastes, air emissions and discharges to waste or public systems.

                          "Environmental Notices" shall have the meaning
specified in Section 3.16.

                          "Equity Holders Agreement"  means that certain Equity
Holders Agreement of even date herewith by and among Centrum, the Investors and the Existing Shareholders (as defined in preamble thereto).

                          "ERISA"  shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations and rulings thereunder.

                          "ERISA Affiliate" shall mean each trade or business
(whether or not incorporated) that, together with Centrum, would be treated as a single employer under Section 4001(b) of ERISA, or that is a member of a group of which Centrum is a member and that is under common control within the meaning of Section 414 of the Code.

                          "Event of Default"  shall have the meaning specified
in Section 7.1.

                          "Existing Investments" shall mean the Investments
described in Schedule 3.8 delivered herewith.

                          "Finance Documents" shall mean this Agreement, the
Notes, the Guarantee, the Warrants, the Equity Holders Agreement, the Put Agreement and the Registration Rights Agreement, each among the applicable Company and you dated as of the date hereof, the collateral assignment of the Wells Insurance Policy, and all other agreements, documents and instruments at any time executed (whether concurrently herewith or subsequent to the date hereof) and delivered by the applicable Company in connection with this Agreement and any of the other foregoing agreements, documents or instruments.

                          "Fixed Charges" shall mean with respect to any
period, the sum of (a) all amounts paid or accrued or due and payable (without duplication), for federal, state, local and foreign income taxes of Centrum and its Subsidiaries for such period, as determined in conformity with GAAP, plus
(b) scheduled principal payments on term obligations and capital leases for such period, plus (c) capital expenditures (net of the amounts of such capital expenditure financed by purchase money indebtedness approved by the Investors or permitted hereunder and the principal portion of capital lease indebtedness permitted by this Agreement) made in accordance with the terms of this Agreement during such period; plus (d) Interest Expense.

                          "GAAP" shall mean generally accepted accounting
principles, consistently applied.

                          "Guarantees"  shall mean the Agreement of Guarantee
of each of the Companies other than Centrum in favor of the Investors, of even date herewith.

                          "Guaranty" of any Person shall mean any obligation of
such Person guaranteeing, directly or indirectly, any Indebtedness, liability or other obligation of any other Person in any manner, but in any event including all endorsements (other than for collection or deposit in the ordinary course of business), all discounts with recourse and all obligations incurred through an agreement, contingent or otherwise, (i) to purchase the obligations of any other Person or any security therefor or to advance or supply funds for the payment or purchase of such obligations, (ii) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell transportation or services, primarily for the purpose of enabling the obligor to make payment of such obligations or to assure the owner of such obligations against loss, regardless of the delivery or non-delivery of the property, products, materials or supplies or the furnishing or nonfurnishing of the transportation or services, or (iii) to provide funds for the payment of, or obligating such Person to make, any loan, advance, capital contribution or other investment in the obligor for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for any date or to provide funds for the payment of any obligation, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the obligor.

                          "Hazardous Substances" shall mean any and all
pollutants, toxic or hazardous wastes, flammable substances, explosives, radioactive materials or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

                          "Huntington"  shall mean The Huntington National Bank.

                          "Huntington Loan Agreement" shall mean that certain
Loan and Security Agreement, of even date herewith between Huntington, McInnes Steel, Eballoy Glass Products Company, Erie Bronze & Aluminum Company, and McInnes International, Inc.. as Borrowers, and Centrum and McInnes Services, Inc. as Guarantors, as amended and in effect from time to time.

                          "Huntington Loan Documents" shall mean those
documents and instruments of even date herewith executed by the Companies or any "Borrower" or "Guarantor" (as defined in the Huntington Loan Agreement) in favor of Huntington, evidencing or securing the obligations described in the Huntington Loan Agreement, as amended or in effect from time to time.

                          "Indebtedness"  of any Person shall mean all
indebtedness, liabilities and other obligations of such Person (other than items of shareholders' equity) that would, in accordance with generally accepted accounting principles, be classified upon a balance sheet of such Person as liabilities of such Person, but in any event including:

                          1.  all Guaranties of such Person;

                          2.  all indebtedness, liabilities and other
                 obligations secured by any mortgage, Lien, pledge, charge, security interest or other encumbrance in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations;

                          3.  all indebtedness, liabilities and other
                 obligations of such Person arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

                          4. the amount of the obligation required to be recorded by the lessee in respect of any Capital Lease under which such Person is lessee; and

                          5. the face amount of any letter of credit issued on behalf of Centrum.

                          "Interest Expense" means, for any period, as
determined in conformity with GAAP, total interest expense, whether paid or accrued or due and payable (without duplication), including without limitation the interest component of capital lease obligations for such period, all bank fees, commissions, discounts and other fees and charges owed with respect to the Letter of Credit (as defined in the Huntington Loan Agreement) and net costs under interest rate contracts.

                          "Investment"  shall mean any investment made by stock
purchase, capital contribution, loan, advance, acquisition of Indebtedness, Guaranty, or otherwise.

                          "Lien" shall mean any interest in property securing
an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

                          "McInnes Steel" shall mean McInnes Steel Company, a
Pennsylvania corporation.

                          "Multiemployer Plan" shall mean a "multiemployer
plan" as defined in section 4001(a)(3) of ERISA to which Centrum, any Subsidiary, Affiliate of Centrum or ERISA Affiliate is making or accruing an obligation to make contributions, or has on or after January 1, 1990, made or accrued an obligation to make contributions.

                          "Multiple Employer Plan"  shall mean each Employee
Benefit Plan that is subject to Title IV of ERISA to which Centrum, any Subsidiary, Affiliate of Centrum or ERISA Affiliate and more than one employer other than Centrum, a Subsidiary, Affiliate of Centrum or ERISA Affiliate is making or accruing an obligation to make contributions, that has within any of the preceding five plan fiscal years made or accrued an obligation to make contributions or, in the event that any such plan has been terminated, to which Centrum, any Subsidiary, Affiliate of Centrum or ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan fiscal years preceding the date of termination of such plan.

                          "Net Income"  for any period shall mean the
consolidated net income (or deficit) after taxes of Centrum and its Subsidiaries for such period, which in accordance with GAAP would be included as net income on the statements of income of Centrum and its Subsidiaries for such period.

                          "Net Worth" shall mean shareholders' equity
determined in accordance with GAAP.

                          "Notes"  shall have the meaning specified in
Section 1.1.

                          "Officers' Certificate" shall mean a certificate
signed on behalf of Centrum by the chief financial officer of Centrum.

                          "Permits"  shall have the meaning specified in
Section 3.16.

                          "Person" shall mean an individual, a corporation, a
partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof or therein.

                          "PBGC" shall mean the Pension Benefit Guaranty
Corporation, and shall also mean any successor thereto.

                          "Proprietary Rights" shall mean any patents,
registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar rights (including, without limitation, know-how, trade secrets and other confidential information) and applications for each of the foregoing, if any.

                          "Reorganization Plan" shall mean that certain
Agreement and Plan of Reorganization dated December 5, 1995 by and among Company, Centrum Merging Corporation and McInnes Steel Company, as amended by that certain Addendum No. 1 to the Agreement and Plan of Reorganization dated February 5, 1996, and as further amended by Addendum No. 2 to the Agreement and Plan of Reorganization dated as of March 1, 1996.

                          "Requisite Holders" shall mean, for so long as any
Notes are outstanding, the holder or holders of 100% or more of the aggregate outstanding principal amount of all

Notes (excluding any Note at the time held by Centrum or any Affiliate of Centrum), and, in the event that no Notes are outstanding, the holder or holders of 100% of the Total Shares.

                          "SBA" shall mean the United States Small Business
Administration established pursuant to the Small Business Act of 1958, as amended and any public or private successor thereto.

                          "SBIC" shall mean a licensee under the SBIC Act.

                          "SBIC Act" shall mean the Small Business Investment
Act of 1958, as amended.

                          "Security" shall mean (i) Common Stock issued upon
exercise of a Warrant and (ii) Common Stock issued upon conversion of all or any portion of a Note.

                          "Subordinated Debt" shall mean Centrum's Indebtedness
under the Notes.

                          "Subordination Agreement" shall mean that certain
agreement by and among Huntington and the Investors pursuant to which, subject to terms and conditions stated therein, the investors have agreed to subordinate certain rights under the Finance Documents to rights of Huntington under the Huntington Loan Agreement.

                          "Subsidiary"  shall mean any Person a majority (by
number of votes) of the voting stock of which is owned, directly or indirectly, by Centrum or a Subsidiary of Centrum.

                          "Termination Event" shall mean

                          (i) a "reportable event" as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), with respect to any Employee Benefit Plan;

                          (ii) the withdrawal of Centrum, any Subsidiary, Affiliate of Centrum or ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by Centrum, any Subsidiary, Affiliate of Centrum or ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan;

                          (iii) the submission to a governmental authority of a
                 request for a waiver of minimum funding standards required by ERISA or the Code, with respect to any Employee Benefit Plan;

                          (iv) the disclosure to affected parties of a notice
                 of intent to terminate an Employee Benefit Plan under Section 4041 of ERISA other than in a "standard termination" within the meaning of Section 4041 of ERISA;

                          (v) the institution of proceedings to terminate an
                 Employee Benefit Plan by the PBGC under Section 4042 of ERISA:
                 or

                          (vi) any other event or condition that might
                 reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Benefit Plan.

                          "Total Liabilities" shall mean with respect to
Centrum and its Subsidiaries (a) all indebtedness for borrowed money or for the deferred purchase price of property or services, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations with respect to any letter of credit issued for the account of Centrum or any of its Subsidiaries, (d) all obligations in respect of acceptances issued or created for the account of Centrum or any of its Subsidiaries, (e) lease obligations which, in accordance with GAAP, should be capitalized, (f) all liabilities (including lease obligations) secured by any lien or encumbrance on any property owned by Centrum or any of its Subsidiaries even though such Person has not assumed or otherwise become liable for the payment hereof, (g) all obligations of Centrum and its Subsidiaries with respect to interest rate protection agreements (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association), and (i) all other obligations of Centrum and its Subsidiaries which, in accordance with GAAP, would be classified upon a balance sheet as liabilities (except capital stock and surplus earned).

                          "Total Shares" shall mean shall mean, as of any date
of determination, the sum of (1) the number of shares of Common Stock which would be acquired upon the exercise in whole of all outstanding Warrants, taking into account any adjustments in such number of shares as provided for in such Warrants, plus (2) the number of shares of Common Stock theretofore issued pursuant to the exercise of Warrants, plus (3) the number of shares of Common Stock theretofore issued pursuant to the conversion of Notes in whole or in part.

                          "Warrants" shall have the meaning specified in
Section 1.3.

                          "Wells Insurance Policy"  shall have the meaning
specified in Section 4.7 hereof.

                          "Wells Options" shall have the meaning specified in
Section 4.19 hereof.

                          "Withdrawal Liability" shall have the meaning
specified under Part 1 of Subtitle E of Title IV of ERISA.

                 (b) The use of any gender shall include all genders. The singular number shall include the plural and the plural the singular as the context may require. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The words "include," "including," and "such as" shall each be construed as if followed by the phrases "without being limited to." The words "herein," "hereof," "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular Section hereof unless expressly so stated. The word "you" shall be construed to refer to each Investor. The section headings herein are for convenience of reference only and shall not affect in any way the interpretation of any of the provisions hereof.

                 (c) All accounting terms used herein that are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles. Except as otherwise provided in this Agreement, all computations made pursuant to this Agreement shall be made in accordance with generally accepted accounting principles as in effect from time to time and all balance sheets and other financial statements shall be prepared in accordance with generally accepted accounting principles.

         8.13 Waiver of Trial by Jury. CENTRUM HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL, TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND CENTRUM HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND YOU MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF COMPANY S CONSENT TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY EXCEPT AS PROHIBITED BY LAW. CENTRUM WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. Centrum (a) certifies that neither you nor any of your representatives, agents or attorneys has represented, expressly or otherwise, that you would not, in the event of litigation, seek to enforce the foregoing waivers, and (b) acknowledges that, in entering into the this Agreement and the other Finance Documents you are relying upon, among other things, the Waivers and certifications contained in this Section 8.13.

         8.14 Prejudgment Remedy Waiver. TO INDUCE YOU TO ACCEPT THIS AGREEMENT, CENTRUM AGREES THAT THE TRANSACTIONS EVIDENCED BY THE NOTES, THIS AGREEMENT AND ALL OTHER FINANCE DOCUMENTS ARE AND EVIDENCE A COMMERCIAL TRANSACTION AND NOT A CONSUMER TRANSACTION AND WAIVES ANY RIGHT TO A NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED OR ANY OTHER JURISDICTION AFFECTING PREJUDGMENT REMEDIES AND AUTHORIZES YOUR ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST YOUR ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF THE WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER. CENTRUM ACKNOWLEDGES AND STIPULATES THAT SUCH WAIVER AND AUTHORIZATION GRANTED ABOVE ARE MADE KNOWINGLY AND FREELY AND AFTER FULL CONSULTATION WITH COUNSEL. SPECIFICALLY, CENTRUM RECOGNIZES AND UNDERSTANDS THAT THE EXERCISE OF YOUR RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST CENTRUM'S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDICIAL OFFICER NOR WILL CENTRUM HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE CENTRUM MIGHT CONTEST SUCH A PROCEDURE. THE INTENT OF CENTRUM IS TO GRANT YOU FOR GOOD AND VALUABLE CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO ASSURE THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL.

         8.15 Limitation of Interest. It is the intent of the Companies and the Investors in the execution of this Agreement and the Notes and all other instruments securing the Notes to contract in strict compliance with the usury laws of the state governing the loans evidenced by the Notes. In furtherance thereof, each Investor and the Companies stipulate and agree that notwithstanding anything contained herein, in the Notes or in the other Finance Documents, none of the terms and provisions contained in the Finance Documents shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the state governing the loans evidenced by the Notes. In the event it is determined that any holder of any Note has collected monies which are deemed to constitute interest and are deemed to increase the effective interest rate on such Note to a rate in excess of that permitted to be charged by the laws of the state governing the loans evidenced by the Notes, all such sums shall be applied to reduce the outstanding principal amount of such Note to zero. Any excess thereafter shall be refunded to Centrum. All sums paid or agreed to be paid to the holder of any Note for the use, forbearance or detention of the indebtedness of Company evidenced thereby, outstanding from time to time shall, to the extent permitted by applicable law, and only to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of such Note until payment in full of such Note so that the actual rate of interest on account of such indebtedness is uniform throughout the balance of the term hereof.

         8.16 Miscellaneous. Except for the Finance Documents, this Agreement embodies the entire agreement and understanding between you and the Companies and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in the Notes, Warrants or this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute but one and the same instrument. This Agreement may be reproduced by any photographics, photostatic, microfilm, micro-card, miniature photographic, facsimile or other similar process and the original thereof may be destroyed. The parties agree that any such reproduction shall to the extent permitted by law, be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

         8.17    (a)      If you are in agreement with the foregoing please
sign below, whereupon this letter shall become a binding agreement under seal between you and the Companies.

                                        Very truly yours,

                                        CENTRUM INDUSTRIES, INC.

                                        By /s/ George H. Wells
                                           -----------------------------------
                                                George Wells
                                                Title:  President
                                                (Duly Authorized)


                                        AMERICAN HANDLING, INC.

                                        By /s/ George H. Wells
                                           -----------------------------------
                                                Print Name:
                                                Title:


                                        MICAFIL, INC.

                                        By /s/ George H. Wells
                                           -----------------------------------
                                                Print Name:
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         The foregoing Agreement is hereby agreed to as of the date thereof.

                                        FIRST NEW ENGLAND CAPITAL LIMITED
                                        PARTNERSHIP

                                        By:  FINEC Corp., its General Partner


                                        By:  /s/ Richard C. Klaffky
                                             ----------------------------------
                                             Richard Klaffky
                                             Its President


                                        MORAMERICA CAPITAL CORPORATION

                                        By:  InvestAmerica Investment Advisors,
                                             Inc., its Investment Advisor


                                        By:  /s/ David Schroder
                                             ----------------------------------
                                             David Schroder
                                             Its President


                                        NORTH DAKOTA SMALL BUSINESS
                                        INVESTMENT COMPANY, A NORTH DAKOTA
                                        LIMITED PARTNERSHIP

                                        By:  InvestAmerica ND Management, Inc.
                                             its Investment Advisor


                                        By:  /s/ David Schroder
                                             ----------------------------------
                                             David Schroder
                                             Its President





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

                                   EXHIBIT A






                Names and Addresses of Investors               Notes Purchased
                --------------------------------               ---------------
       First New England Capital Limited Partnership              $750,000
       100 Pearl Street
       Hartford, CT  06103
       Attn:  Richard Klaffky, President



       MorAmerica Capital Corporation                             $1,254,890
       c/o InvestAmerica Investment Advisors, Inc.
       101 2nd Street, S.E., Suite 800
       Cedar Rapids, IA  52401
       Attn:  David Schroder, President



       North Dakota Small Business Investment Compa-              $495,110
       ny, a North Dakota Limited Partnership
       c/o InvestAmerica ND Management, Inc.
       101 2nd Street, S.E., Suite 800
       Cedar Rapids, IA  52401
       Attn:  David Schroder, President